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                                                                   EXHIBIT 10-41


                      TERMINATION AND CONSULTING AGREEMENT

     This Termination and Consulting Agreement by and among DTE Energy Company, a Michigan corporation ("Parent"), MCN Energy Group Inc., a Michigan corporation ("the Company"), and DTE Enterprises Inc. ("Sub"), a Michigan corporation, and Alfred R. Glancy III (the "Executive") is dated as of the 4th day of October, 1999.

     WHEREAS, the Company, Parent and Sub are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the Company will merge with Sub (the "Merger"); and

     WHEREAS, the Executive and the Company are parties to an Employment Agreement dated as of July 1, 1997 (the "Employment Agreement"), the Executive has been granted certain stock options and other incentive compensation awards pursuant to the Company's plans (collectively, the "Incentive Awards"), and the Executive is entitled to various benefits under employee benefit plans, programs and policies of the Company (collectively, the "Employee Benefits"); and

     WHEREAS, it is acknowledged by the parties hereto that as a result of the shareholder approval and consummation of the Merger and the other transactions contemplated by the Merger Agreement, as of the Closing (as defined in the Merger Agreement), the Employment Agreement shall have become effective and the Executive will have "Good Reason" to terminate his employment pursuant to the Employment Agreement; and

     WHEREAS, the Company and Parent have determined that it is in the best interests of their respective shareholders to provide for the continuing availability to the Company and Parent of the Executive's services and expertise following the Closing, all on the terms and conditions set forth below;

     NOW, THEREFORE, it is hereby agreed as follows:

     1. Termination of Employment. The Executive shall resign from his employment immediately following the Closing (as defined in the Merger Agreement). The date of such resignation is hereinafter referred to as the "Date of Termination." Such resignation shall be deemed to be a termination of his employment for "Good Reason" under the Employment Agreement, with the result that the Executive will be entitled to the payments and benefits set forth in Sections 6 and 7 of the Employment Agreement. In addition, it is acknowledged that the Executive may be entitled to certain additional payments pursuant to Section 9 of the Employment Agreement before and/or after such resignation. Parent and Sub hereby expressly assume, effective as of the Effective Date, all obligations of the Company pursuant to the Employment Agreement.

     2. Incentive Awards and Employee Benefits. The Executive's Incentive Awards and Employee Benefits shall be treated as provided in the Merger Agreement, and in accordance with the terms of the applicable plans, programs and agreements. Parent and Sub hereby

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expressly assume, effective as of the Effective Date, all obligations of the
Company with respect to the Incentive Awards and Employee Benefits.

     3. Post-Merger Services. (a) Parent shall cause the Executive to be nominated to its Board of Directors (the "Board") for a term beginning at the Effective Time (as defined in the Merger Agreement), and renominated in accordance with normal Board procedures until he reaches the mandatory retirement age for members of the Board. For so long as the Executive remains a member of the Board, Parent shall provide the Executive with a home security system on terms and conditions no less favorable to the Executive than those on which such system is provided to the Chief Executive Officer of Parent.

     (b) From the Date of Termination through the Executive's 65th birthday, or such shorter period as may be provided pursuant to Section 3(e) or (f) below (the "Consulting Term"), in consideration for the compensation and benefits provided for below, the Executive shall make himself available to Parent and the Company, at mutually convenient times and places, for such consulting services as may be requested by the Board or the Chief Executive Officer of Parent. The Executive expressly agrees to render 50 hours of such services per calendar month during the Consulting Term, if so requested by the Board. The Executive's consulting services may include, but shall not be limited to, advice regarding natural gas industry matters, diversification strategy, public and civic relations, and merger transition issues.

     (c) During the Consulting Term, Parent shall pay the Executive a fee of $25,000 per month, payable monthly in advance, and an additional fee of $500 per hour of service that he renders in excess of 50 in any given calendar month, payable promptly following the end of the calendar month (such fees,together, are hereinafter referred to as the "Fee"). Further, Parent shall reimburse the Executive for all expenses incurred by him in the performance of services hereunder, within thirty days of receipt by Parent of invoices setting forth a description of the items for which reimbursement is sought, with appropriate supporting documentation.

     (d) During the Consulting Term, Parent shall provide the Executive with an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial assistance, at least equal to that provided to the Executive as of the date of this Agreement or, if more favorable to the Executive, as provided generally at any time thereafter to senior executives of Parent.

     (e) If the Executive should die or become permanently disabled before the first anniversary of the Date of Termination, the Consulting Term shall end on the date of such death or permanent disability, Parent shall pay to the Executive's estate or to the Executive or his legal guardian, as applicable, any portion of the Fee and any expense reimbursements pursuant to Section 3(c) above that remain unpaid, and the provisions of this Section 3 shall have no further force or effect.

     (f) Parent may terminate the Consulting Term for Cause, in which event the Executive shall not be required to render any further services and no further payments of the Fee shall be made. For purposes of this Agreement, "Cause" shall mean:




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          (i)  the willful and continued failure of the Executive to perform substantially the Executive's duties under this Section 3 (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of Parent which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

          (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Parent or the Company.

For purposes of this Section 3(f), no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of Parent. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of Parent or based upon the advice of counsel for Parent shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Parent. The Consulting Term shall not be terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

     (g) The Executive's status during the Consulting Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. Except as provided above, the Executive shall not be eligible for any additional compensation or benefits provided by Parent or Sub. All payments and other consideration made or provided to the Executive under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Executive shall assume sole responsibility for discharging, and he hereby agrees to indemnify and defend Parent and the Company against, all tax or other obligations associated therewith.

     4. Confidentiality. The Executive shall hold in a fiduciary capacity for the benefit of Parent, Sub and the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which he obtained during his employment by the Company or any of its affiliated companies, and all such information, knowledge or data relating to Parent or any of its affiliated companies, and their respective businesses, which he obtains during his service as a consultant hereunder, and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Consulting Term, the Executive shall not, without the prior written consent of Parent or as may




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otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Parent and those designated by it. In no event shall an asserted violation of the provisions of this Section 4 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under the Employment Agreement or otherwise (except pursuant to Section 3 of this Agreement).

     5. Noncompetition. During the Consulting Term, the Executive shall not, without the consent of the Board, serve as an employee, officer, director (or in any other position of comparable function) of, or consultant to, acquire any financial or beneficial interest in (except as provided in the next sentence), own, manage, operate or control, any other business or entity engaged in any business which is in competition with Parent and its subsidiaries; provided, that the foregoing shall not prevent the Executive from continuing to serve as a member of the Boards of Directors on which he currently serves. Notwithstanding the preceding sentence, the Executive shall not be prohibited from owning less than 5% of any publicly traded entity, whether or not such entity is in competition with the Parent. In no event shall an asserted violation of the provisions of this Section 5 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under the Employment Agreement or otherwise (except pursuant to Section 3 of this Agreement).

     6. Indemnification. Parent and the Company agree to indemnify, protect, defend and hold the Executive and his estate, heirs, and personal representatives, harmless from and against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), and all losses, liabilities, damages and expenses, including reasonable attorney's fees incurred by counsel reasonably designated or approved by him, in connection with this Agreement or his services hereunder, provided that any consulting services giving rise to such indemnification shall have been performed by the Executive in good faith and, to the best of his knowledge, in a lawful manner.

     7. Certain Additional Payments. It is expressly acknowledged and agreed that the provisions of Section 9 of the Employment Agreement will apply to payments and benefits provided to the Executive under this Agreement upon any determination or claim by the Internal Revenue Service that any such payments and benefits constitute "excess parachute payments" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended. In addition, if the Executive is subject to any federal, state or local income, self-employment, social security or other taxes as a result of receiving the benefits provided for Section 3(a) or Section 3(d), Parent shall make such additional payments as may be required to put the Executive in the same position (after payment of all such taxes and any associated interest and penalties with respect to the underlying benefits and the additional payments) as he would have been in if no such taxes had been imposed.

     8. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of Parent shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.




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     (b)  This Agreement shall inure to the benefit of and be binding upon
Parent, the Company and their respective successors and assigns.

     (c) Parent and Sub shall each require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of their respective businesses and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Parent or Sub (as applicable) would be required to perform it if no such succession had taken place. As used in this Agreement, "Parent," "Sub" and the "Company" shall mean Parent, Sub and the Company, respectively, as hereinbefore defined and any successor to their respective businesses and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     9. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:
     Alfred R. Glancy III


     If to Parent:
     DTE Energy Company
     2000 Second Avenue
     Detroit, MI 48226

     Attention: General Counsel


     If to the Company:
     MCN Energy Group Inc.
     500 Griswold Street
     Detroit, MI 48226

     Attention: General Counsel


     If to Sub:




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     DTE Enterprises Inc.
     2000 Second Avenue
     Detroit, MI 48226

     Attention: General Counsel


or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     (c) The invalidity or unenforceability of any provision (or portion thereof) of this Agreement shall not affect the validity or enforceability of any other provision (or portion thereof) of this Agreement.

     (d) From and after the Date of Termination, except to the extent provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, other than the Employment Agreement.

     (e) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

     (f) This Agreement shall be null and void, ab initio, and of no further effect if the Merger Agreement is terminated before the Closing.





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     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from their respective Boards of Directors, Parent, Sub and the Company have each caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


                                        /s/ Alfred R. Glancy III
                                        -------------------------------------
                                        Alfred R. Glancy III



                                        DTE ENERGY COMPANY


                                        By /s/ Illegible
                                        -------------------------------------



                                        MCN ENERGY GROUP


                                        By /s/ Illegible
                                        -------------------------------------



                                        DTE ENTERPRISES INC.


                                        By /s/ Illegible
                                        -------------------------------------






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[MCN LETTERHEAD]



September 13, 2000


PERSONAL & CONFIDENTIAL


Mr. Anthony F. Earley
Chairman and Chief Executive Officer
DTE Energy Company
2000 Second Avenue
Detroit, MI 48226

RE: TERMINATION AND CONSULTING AGREEMENT

Dear Tony:

As you will recall, I executed the attached Termination and Consulting Agreement (Agreement) dated October 4, 1999. The Agreement provides in Section 3(d) that DTE shall provide me "...exclusive personal secretarial assistance, at least equal to that provided to the Executive as of the date of this Agreement...". You may or may not be aware that, as of such date and continuing through the present time, I have two secretaries, one full-time and one three days a week.

With the close of our merger now finally at least in sight, I am beginning to focus on my retirement plans. While, as noted, our Agreement entitles me to eight days of secretarial support until my 65th birthday, I have concluded that I can work effectively after the closing with just three days of support.

I intend to maintain an office either downtown, most likely in the Madden Building or on the East Side until at least age 70. Subject to recommendation of the DTE Board and shareholders, I would anticipate serving on the DTE Board until age 70. My Agreement also states that DTE will provide an office comparable to what I currently have until age 65. I do not propose to change the period of time in which DTE provides office space (I will pay for it after age 65), but I would propose to extend the period of time, until I attain age 70, during which DTE would provide the services of one secretary of my choosing for three days a week.

If you do the math and assume our transaction closes at the end of this year, the cost of one secretary for three days a week until age 70 is roughly equivalent to the cost of eight days of secretarial support until age 65, as provided for in our current Agreement.

Mr. Anthony F. Earley
September 13, 2000
Page Two

I do not believe that this request is unreasonable, nor do I hope it requires lengthy discussions between Wachtel, Hunton & Williams and Dykema Gossett.

Thank you for consideration of my request, which will help facilitate my services on the Board of Directors of DTE. If you are in agreement with my proposal, please execute both copies of this letter, which will constitute an Amendment to my Agreement, and return one copy for my records.

Sincerely,



/s/ Alfred R. Glancy III


Alfred R. Glancy III


APPROVED AS TO FORM AND
CONTENT:



/s/ Alfred R. Glancy III                Dated:    September 13, 2000
--------------------------                    ---------------------------
Alfred R. Glancy III



DTE ENERGY COMPANY


/s/ Anthony F. Earley                   Dated:    September 24, 2000
--------------------------                    ---------------------------
By:  Anthony F. Earley



DTE ENTERPRISES, INC.


/s/ Anthony F. Earley                   Dated:    September 24, 2000
--------------------------                    ---------------------------
By:  Anthony F. Earley


MCN ENERGY GROUP, INC.


    [SIG]                               Dated:    September 13, 2000
--------------------------                    ---------------------------
By: